EXHIBIT 99.1

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited financial statements and related notes included in Part II, Item 8 of this Form 8-K. This discussion and other parts of this report contain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1A “Risk Factors” of our Annual Report on Form 10-K filed on March 15, 2023.

Overview

Charge Enterprises, Inc. (the “Company” or “Charge”) is an electrical, broadband and electric vehicle (“EV”) charging infrastructure company that provides clients with end-to-end project management services, from advising, designing, engineering, acquiring and installing equipment, to monitoring, servicing, and maintenance. Our vision is to be a leader in enabling the next wave of transportation and connectivity. By building, designing, and operating seamless infrastructure for EVs and high-speed broadband, we aim to create a future where transportation is clean, efficient, and connected.

The Company has two operating segments:

•	Infrastructure, which has a primary focus on EV charging (“EVC”), broadband, including cell tower, small cell, and in-building applications, and electrical contracting services.
•	Telecommunications, which provides connection of voice calls and data to global carriers.

Infrastructure

Infrastructure’s focus is to implement end-to-end solutions for customers that are custom designed to enhance connectivity, productivity, reduce the cost of operations, and improve the efficiency of commercial operations for our customers and their consumers. Our Infrastructure segment comprises several different offerings: Broadband & Wireless, Electrical Contracting Services, Electric Vehicle Charging and Fleet Services.

Telecommunications

Telecommunications provides routing of voice, data, and Short Message Services (“SMS”) to Carriers and Mobile Network Operators (“MNO”) globally and operates through our wholly owned subsidiary PTGi International Carrier Services, Inc. (“PTGi”). Telecommunications business has contractual relationships with service providers in over 45 countries primarily within Asia, Europe, the Middle East, Africa, and North and South America. We provide customers with internet-protocol-based and time-division multiplexing (“TDM”) access for the transport of long-distance voice and data minutes.

We operate a global telecommunications network consisting of domestic switching and related peripheral equipment, carrier-grade routers, and switches for internet and circuit-based services. To ensure high-quality communications services, our network employs digital switching and fiber optic technologies, incorporates the use of voice-over-internet protocols and SS7/C7 signaling, and is supported by comprehensive network monitoring and technical support services.

1

Comparability to Past Periods

Change in Accounting Principle

We elected to change our method for recognizing stock-based compensation expense from the graded vesting attribution method to the straight-line attribution method. This change resulted in the recognition of a cumulative benefit to stock-based compensation expense of approximately $18.1 million ($18.1 million, net of tax). Of this amount, approximately $8.8 million ($7.8 million, net of tax) was attributable to 2021 and approximately $8.9 million ($10.0 million, net of tax) was attributable to 2022. The Company believes the straight-line attribution method is the predominant method used in its industry, more accurately reflects how awards are earned over its employees’ service periods, and better aligns the Company’s recognition of stock-based compensation expense with its peers. The effects of the change in accounting principle have been retrospectively applied to all periods presented in Item 7. Refer to “Change in Accounting Principle” in Item 8. Note 2 – Summary of significant accounting policies” for additional information.

Acquisitions

Due to acquisitions made over the course of 2021 and 2022, we are presenting both reported and pro forma results for consolidated operations and our segments. Results of acquisitions are included in reported results from the date of acquisition closure. Within Infrastructure, the Company acquired ANS on May 21, 2021, BW on December 27, 2021, and EV Depot on January 14, 2022.

Our pro forma presentation assumes a full twelve month period for all our operations, including acquisitions, for 2021 and 2022 as if the acquisitions closed on the first days of the period and provides commentary on the variances for the year ended December 31, 2022 compared to the year ended December 31, 2021, as presented in the accompanying tables.

Management believes that presenting pro forma results is important to understand our financial performance, providing better analysis of trends in our underlying businesses as it allows for comparability to prior period results. The unaudited pro forma results of operations are not intended to represent or be indicative of the consolidated results of operations or financial condition of our company that would have been reported had the acquisitions been completed as of their respective dates and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

Consolidated Results of Operations

(in thousands)	As Reported (As Adjusted)				Proforma (As Adjusted)
	Years Ended December 31,				Years Ended December 31,
			Increase	% Increase			Increase	% Increase
	2022	2021	(Decrease)	(Decrease)	2022	2021	(Decrease)	(Decrease)
Revenues	$697,833	$477,018	$220,815	46%	$698,065	$520,913	$177,152	34%
Cost of goods sold	669,620	465,503	204,117	44%	669,708	498,492	171,216	34%
Gross profit	28,213	11,515	16,698	145%	28,357	22,421	5,936	26%
Stock-based compensation	26,499	21,801	4,698	22%	26,499	21,801	4,699	22%
General and administrative	14,392	7,995	6,397	80%	14,440	10,123	4,317	43%
Salaries and related benefits	16,667	8,806	7,861	89%	16,680	14,171	2,509	18%
Professional fees	3,290	1,846	1,444	78%	3,290	2,134	1,156	54%
Depreciation and amortization expense	6,377	529	5,848	1,105%	6,377	790	5,587	707%
Income (loss) from operations	(39,012)	(29,462)	(9,550)	(32%)	(38,929)	(26,598)	(12,332)	(46%)
Other (income) expenses	(17,888)	18,676	(36,564)	(196%)	(17,879)	16,504	(34,383)	(208%)
Income tax expense (benefit)	(823)	(4,254)	3,431	81%	(823)	(3,870)	3,047	79%
Net income (loss)	$(20,301)	$(43,884)	$23,583	54%	$(20,227)	$(39,232)	$19,005	48%

2

Comparison of the Reported results for years ended December 31, 2022 and 2021

Revenues

Revenues increased $220.8 million to $697.8 million. The 46% increase in revenue was driven by the acquisitions of ANS, BW, and EV Depot, organic growth in ANS and an increase in wholesale traffic volumes within Telecommunications.

Cost of goods sold

Costs of goods sold increased $204.1 million to $669.6 million. The 44% increase in cost of goods sold was directly related to the increase in customer revenue within both Telecommunications and Infrastructure. Overall gross margin percentage was higher compared to 2021 driven by the acquisitions of ANS, BW, and EV Depot, partially offset by a decline in margin in Telecommunications.

Stock-based compensation

Stock-based compensation increased $4.7 million to $26.5 million. The increase was due to new option grants to members of the Board, newly hired employees, and employees who joined our company as part of an acquisition. We changed our accounting principle for recognizing stock-based compensation expense from the graded vesting attribution method to the straight-line attribution method.

General and administrative

General and administrative expenses increased $6.4 million to $14.4 million. The increase was attributable to higher consulting, investor relations, and marketing expense related to growing the business and costs associated with our uplist to Nasdaq and the acquisitions of ANS, BW, and EV Depot.

Salaries and related benefits

Salaries and benefits increased $7.9 million to $16.7 million. The increase was principally attributable to investments in personnel associated with growth and the acquisitions of ANS, BW, and EV Depot.

Professional fees

Professional services fees increased $1.4 million to $3.3 million. The increase was primarily due to higher legal and accounting fees related to acquisitions, our uplist to Nasdaq, and expenses related to regulatory requirements.

Depreciation and amortization expense

Depreciation and amortization expense increased $5.8 million to $6.4 million. The increase was driven by amortization of intangible assets associated with the acquisitions of ANS, BW, and EV Depot, which included measurement period adjustments in 2022 of $0.5 million related to final purchase accounting for ANS.

Other operating (income) expense

Other operating (income) expense increased by $36.6 million from an expense of $18.7 million in 2021 to income of $17.9 million in 2022. The income in 2022 was driven primarily by a gain from the change in fair value of derivative liabilities of $33.9 million, offset by debt amortization costs of $9.3 million, interest expense of $2.6 million, and an investment loss of $0.8 million. The expense in 2021 was driven primarily by a goodwill impairment of $18.1 million, debt amortization costs of $3.2 million and interest expense of $1.5 million, offset by an investment gain of $3.3 million.

Income tax benefit

We generated a larger income tax benefit in 2021 primarily due to higher losses specifically within the Non-operating corporate segment related to salaries and benefits, stock-based compensation and interest expenses.

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Comparison of the Pro Forma results for years ended December 31, 2022 and 2021

Revenues

On a pro forma basis revenues increased $177.2 million to $698.1 million. The 34% increase in revenue was driven primarily by an increase in wholesale traffic volumes within Telecommunications, as well as increases in the volume of electrical contracting services, wireless network projects, and EV charging installations within Infrastructure.

Cost of goods sold

Costs of goods sold increased $171.2 million to $669.7 million. The increase in cost of goods sold was directly related to the increase in customer revenue within both Telecommunications and Infrastructure. Overall gross margin percentage was lower compared to 2021 driven by the mix of revenue between businesses, the mix of projects and labor and cost inflation in Infrastructure, and a decline in margin on voice calls in Telecommunications.

Stock-based compensation

Stock-based compensation increased $4.7 million to $26.5 million. The increase was due to new option grants to members of the Board, newly hired employees, and employees that joined our company as part of an acquisition. We changed our accounting principle for recognizing stock-based compensation expense from the graded vesting attribution method to the straight-line attribution method.

General and administrative

General and administrative expenses increased $4.3 million to $14.4 million. The increase was attributable to higher consulting, investor relations, and marketing expense related to growing the business and costs associated with our uplist to Nasdaq.

Salaries and related benefits

Salaries and benefits increased $2.5 million to $16.7 million. The increase was principally attributable to investments in personnel associated with growth within Corporate and Infrastructure, specifically our EVC business.

Professional fees

Professional fees increased $1.2 million to $3.3 million. The 34% increase was primarily due to higher legal and accounting fees related to acquisitions, our uplist to Nasdaq, and expenses related to regulatory requirements.

Depreciation and amortization expense

Depreciation and amortization expense increased $5.6 million to $6.4 million. The increase was driven by amortization of intangible assets associated with the acquisitions of ANS, BW, and EV Depot, which included measurement period adjustments in 2022 of $0.5 million related to final purchase accounting of ANS.

Other operating (income) expense

Other operating (income) expense increased by $34.4 million from an expense of $16.5 million in 2021 to income of $17.9 million in 2022. The income in 2022 was driven primarily by a gain from the change in fair value of derivative liabilities of $33.9 million, offset by debt amortization costs of $9.3 million, interest expense of $2.6 million, and an investment loss of $0.8 million. The expense in 2021 was driven primarily by a goodwill impairment of $18.1 million, debt amortization costs of $3.2 million and interest expense of $1.5 million, offset by an investment gain of $3.3 million.

Income tax benefit

We generated a larger income tax benefit in 2021 primarily due to higher losses specifically within the Non-operating corporate segment related to salaries and benefits, stock-based compensation and interest expenses.

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Segment Results of Operations

Infrastructure

(in thousands)	As Reported				Proforma
	Years Ended December 31,				Years Ended December 31,
			Increase	% Increase			Increase	% Increase
	2022	2021	(Decrease)	(Decrease)	2022	2021	(Decrease)	(Decrease)
Revenues	$105,523	$24,251	$81,272	335%	$105,755	$68,146	$37,609	55%
Cost of goods sold	81,583	18,347	63,236	345%	81,671	51,336	30,335	59%
Gross profit	23,940	5,904	18,036	305%	24,084	16,810	7,274	43%
General and administrative	5,349	2,681	2,668	100%	5,397	4,809	588	12%
Salaries and related benefits	8,872	2,268	6,604	291%	8,885	7,633	1,252	16%
Professional fees	314	38	276	726%	315	326	(11)	(3%)
Depreciation and amortization expense	6,207	331	5,876	1775%	6,207	592	5,615	948%
Income (loss) from operations	3,198	586	2,612	446%	3,280	3,450	(170)	(5%)
Other (income) expenses	1,787	18,119	(16,332)	(90%)	1,796	15,947	(14,151)	(89%)
Income tax expense (benefit)	(3,837)	127	(3,964)	(3121%)	(3,837)	511	(4,348)	(851%)
Net income (loss)	$5,248	$(17,660)	$22,908	130%	$5,321	$(13,008)	$18,329	141%

Comparison of the Reported results for years ended December 31, 2022 and 2021

Revenues

Revenue increased $81.3 million to $105.5 million. The increase was driven by the acquisitions of ANS, BW, and EV Depot, and organic growth in ANS.

Cost of goods sold

Cost of goods sold increased $63.2 million to $81.6 million driven by the increase in revenues. Gross margin percentage decreased driven by the mix of revenue between businesses, the mix of projects, and labor and cost inflation.

General and administrative

General and administrative expense increased $2.7 million to $5.3 million driven primarily by the acquisitions of ANS, BW, and EV Depot, and marketing, legal, and consulting spend to support the growth of the EVC business.

Salaries and related benefits

Salaries and benefits increased $6.6 million to $8.9 million driven by the acquisitions of ANS, BW, and EV Depot, as well as new headcount to support the EVC business.

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Depreciation and amortization expense

Depreciation and amortization expense increased $5.9 million to $6.2 million. The increase was driven by amortization of intangible assets associated with the acquisitions of ANS, BW, and EV Depot, which included measurement period adjustments of $0.5 million in 2022 related to final purchase accounting.

Other operating (income) expense

Other operating (income) expense decreased $16.3 million to $1.8 million. The expense in 2022 was driven by a fixed asset donation of equipment for hurricane relief in the GetCharged business and an unrealized loss on marketable securities in the operating segment. The expense in 2021 was driven by the impairment of goodwill and fixed assets within the GetCharged business.

Comparison of the Pro Forma results for years ended December 31, 2022 and 2021

Revenues

On a pro forma basis revenue increased $37.6 million to $105.8 million. The increase was driven by 72% growth within BW related to electrical contracting services, 44% growth within ANS related to wireless network projects, and higher revenues within our new EV charging infrastructure business.

Cost of goods sold

Cost of goods sold increased $30.3 million to $81.7 million driven by the increase in revenues. Gross margin percentage decreased driven by the mix of revenue between businesses, the mix of projects, and labor and cost inflation.

General and administrative

General and administrative expense increased $0.6 million to $5.4 million driven by marketing, legal, and consulting spend to support the growth of the segment.

Salaries and related benefits

Salaries and benefits increased $1.3 million to $8.9 million driven by increased hiring to support the growth of the business, with the increase partially offset by a one-time incentive payment in 2021.

Depreciation and amortization expense

Depreciation and amortization expense increased $5.6 million to $6.2 million. The increase was driven by amortization of intangible assets associated with the acquisitions of ANS, BW, and EV Depot, which included measurement period adjustments of $0.5 million in 2022 related to final purchase accounting.

Other operating (income) expense

Other operating (income) expense decreased $14.2 million to $1.8 million. The expense in 2022 was driven by a fixed asset donation of equipment for hurricane relief in the GetCharged business and an unrealized loss on marketable securities in the operating segment. The expense in 2021 was driven by the impairment of goodwill and fixed assets within the GetCharged business, partially offset by the gain upon forgiveness on the Paycheck Protection Program loan for BW.

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Telecommunications

For both periods presented, no pro forma adjustments were made to the Telecommunications segment.

(in thousands)	As Reported
	Years Ended December 31,
			Increase	% Increase
	2022	2021	(Decrease)	(Decrease)
Revenues	$592,310	$452,767	$139,543	31%
Cost of goods sold	588,037	447,156	140,881	32%
Gross profit	4,273	5,611	(1,338)	(24%)
General and administrative	1,990	1,884	106	6%
Salaries and related benefits	803	1,811	(1,008)	(56%)
Professional fees	83	39	44	113%
Depreciation and amortization expense	170	198	(28)	(14%)
Income (loss) from operations	1,227	1,679	(452)	(27%)
Other (income) expenses	(132)	(694)	562	81%
Income tax expense (benefit)	(3)	(903)	900	100%
Net income (loss)	$1,362	$3,276	$(1,914)	(58%)

Comparison of the Reported results for years ended December 31, 2022 and 2021

Revenues

Revenue increased $139.5 million to $592.3 million due to an overall increase in wholesale traffic volumes compared to 2021 driven by higher voice demand. The rapid development of new technologies, services, and products has eliminated many of the traditional distinctions among wireless, cable, internet, local, and long-distance communication services. While revenues increased in 2022 compared to 2021, the Company continues to expect downward pressure on revenues over time due to the pace of technology development, emergence of new products, and intense competition.

Cost of goods sold

Cost of goods sold increased $140.9 million to $588.0 million driven by the increase in customer revenue. Gross margin percentage in this business decreased year over year due to customer mix.

Salaries and related benefits

Salaries and benefits decreased $1.0 million to $0.8 million due to certain changes in allocations to non-operating corporate in 2022.

Other operating (income) expense

Other income decreased $0.6 million to $0.1 million. The decrease was driven primarily by a lower gain on sale of intellectual property in 2022 than in 2021, partially offset by a lower expense from foreign exchange adjustments.

Non-operating Corporate Segment

For both periods presented, no pro forma adjustments were made to the non-operating Corporate segment.

(in thousands)	As Reported (As Adjusted)
	Years Ended December 31,
			Increase	% Increase
	2022	2021	(Decrease)	(Decrease)
Revenues	$-	$-	$-	-
Cost of goods sold	-	-	-	-
Gross profit	-	-	-
Stock-based compensation	26,499	21,801	4,698	22%
General and administrative	7,053	3,430	3,623	106%
Salaries and related benefits	6,992	4,727	2,265	48%
Professional fees	2,893	1,769	1,124	64%
Income (loss) from operations	(43,437)	(31,727)	(11,710)	(37%)
Other (income) expenses	(19,543)	1,251	(20,794)	(1,662%)
Income tax expense (benefit)	3,017	(3,478)	6,495	187%
Net income (loss)	$(26,911)	$(29,500)	$2,589	9%

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Comparison of the Reported results for years ended December 31, 2022 and 2021

Stock-based compensation

Stock-based compensation increased $4.7 million to $26.5 million. The increase was due to new option grants to members of the Board, newly hired employees, and employees that joined our company as part of an acquisition.

General and administrative

General and administrative expenses increased $3.6 million to $7.1 million driven by higher consulting, investor relations, and marketing related to growing the business, and costs associated with the uplist to Nasdaq.

Salaries and related benefits

Salaries and benefits increased $2.3 million to $7.0 million driven by investments in personnel associated with the Company’s growth and changes in certain allocations from Telecommunications.

Professional fees

Professional fees increased $1.1 million to $2.9 million driven by higher legal and accounting fees related to acquisitions, our uplist to the Nasdaq, and expenses related to regulatory requirements.

Other operating (income) expense

Other operating (income) expenses increased by $20.8 million from an expense of $1.3 million in 2021 to income of $19.5 million in 2022. The income in 2022 was driven primarily by a gain from the change in fair value of derivative liabilities of $33.9 million, offset by debt amortization costs of $9.3 million, and interest expense of $2.4 million. The expense in 2021 was driven primarily by debt amortization costs of $3.2 million and interest expense of $1.4 million, offset by an investment gain of $3.3 million.

Liquidity and Capital Resources

Our primary sources of liquidity are operating cash flows and private placement investment and debt. In order to finance acquisitions, throughout 2020 and 2021, we issued preferred shares, convertible and non-convertible promissory notes. During 2022, all convertible notes, in the amount of $12.5 million, were either exchanged for Series D preferred stock or sold to an unrelated third party and converted to common stock. As a result, we no longer have any convertible notes payable outstanding at December 31, 2022. We assess our liquidity in terms of our ability to generate cash to fund our short-term and long-term cash requirements. We believe that our business will continue to generate sufficient cash flows from operating activities and we believe that these cash flows, together with our existing cash and cash equivalents and our ability to draw on current credit facilities, will be sufficient for us to meet our current liquidity and capital requirements for operations over the next 12 months. In the event that our plans change or our cash requirements are greater than we anticipate, we may need to access the capital markets to finance future cash requirements. However, there can be no assurance that such financing will be available to us should we need it or, if available, that the terms will be satisfactory to us and not dilutive to existing shareholders.

Funding

On February 25, 2022 we entered into a securities purchase agreement with Island Capital Group Charge Me LLC (the “February 2022 Investors”) pursuant to which we issued Series C preferred shares in an aggregate face value of $12.1 million and aggregate purchase price of $10.8 million (“Series C preferred stock”). We valued and recorded the beneficial conversion feature of the Series preferred stock resulting in a deemed dividend at the time of issuance. At December 31, 2022, we have 6,226,370 shares of Series C preferred stock issued and outstanding.

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On December 17, 2021, we entered into a securities purchase agreement with funds affiliated with Arena Investors LP (the “December 2021 Investors”) pursuant to which we issued a note payable in an aggregate face value of $15.9 million for an aggregate purchase price of $13.3 million (the “December 17, 2021 Notes”). The December 17, 2021 Notes have a coupon of 7.5% per annum and a maturity date of November 19, 2023. On December 17, 2021, we issued 2,370,370 shares of Series C Preferred (“Series C Preferred Stock”) to Arena Investors LP as part of the securities purchase agreement at an aggregate purchase price of $6.7 million. In connection with the issuance of the Series C Preferred Stock, we also issued warrants to purchase 2,370,370 shares of our common stock.

On May 19, 2021, we entered a securities purchase agreement with funds affiliated with Arena Investors LP (the “May 2021 Investors”) pursuant to which we issued: (i) convertible notes in an aggregate principal amount of $5.6 million for an aggregate purchase price of $5.0 million that are convertible at any time, at the holder’s option, into shares of our common stock at a conversion price of $4.00 per share and mature on May 19, 2024 (the “May 19, 2021 Convertible Notes”); and (ii) non-convertible notes payable in an aggregate face value of $11.9 million for an aggregate purchase price of $10.0 million (the “May 19, 2021 Notes”). The May 19, 2021 Notes includes a 7.5% premium and 10% original issue discount, a coupon of 8.0% per annum and were originally set to mature on November 19, 2022. The maturity date was subsequently extended to November 19, 2023. In connection with this extension, we issued to the May 2021 Investors warrants to acquire 1,870,000 shares of common stock.

On November 3, 2020, we entered into a securities purchase agreement with funds affiliated with Arena Investors LP (the “November 2020 Investors”) pursuant to which we issued convertible notes in an aggregate principal amount of $3.9 million for an aggregate purchase price of $3.5 million (the “November 2020 Convertible Notes). In connection with the issuance of the November 2020 Convertible Notes, we issued to the November 2020 Investors 903,226 shares of common stock. The November 2020 Convertible Notes were convertible at any time, at the holder’s option, into shares of our common stock at a conversion price of $0.25 per share.

On May 8, 2020, we entered into a securities purchase agreement with certain institutional investors (collectively, the “May 2020 Investors”) pursuant to which we issued convertible notes in an aggregate principal amount of $3.0 million for an aggregate purchase price of $2.7 million (the “May 2020 Convertible Notes”). In connection with the issuance of the May 2020 Convertible Notes, we issued to the May 2020 Investors warrants to purchase an aggregate of 7,600,000 shares of common stock (collectively, the “Warrants”) and 7.5 shares of series G convertible preferred stock (the “Series G preferred stock”). The May 2020 Convertible Notes’ maturity date of May 8, 2021 was extended to May 8, 2023, unless earlier converted. The May 2020 Convertible Notes accrue interest at a rate of 8% per annum, subject to increase to 20% per annum upon and during the occurrence of an event of default. Interest was payable in cash on a quarterly basis beginning on December 31, 2020. The May 2020 Convertible Notes were convertible at any time, at the holder’s option.

During the year ended December 31, 2022, we entered into a non-cash exchange agreement with funds affiliated with the November 2020 Investors and the May 2020 Investors pursuant to which we issued 1,177,023 shares of Series D preferred stock (“Series D preferred stock”) in exchange for the November 2020 Convertible Notes, the May 2020 Convertible Notes, and the May 2021 Convertible Notes, totaling $12.5 million. At December 31, 2022, we no longer have any convertible notes outstanding.

Our subsidiary ANS has an $8.0 million line of credit (the “ANS Line of Credit”), which we and our subsidiary Charge Infrastructure Holdings, Inc. guarantee. Interest on the ANS Line of Credit is payable monthly at the Wall Street Journal prime rate. During the year ended December 31, 2022, we borrowed $3.1 million under the ANS Line of Credit.

Our subsidiary BW has an $3.0 million line of credit (the “BW Line of Credit”), which we and our subsidiary Charge Infrastructure Holdings, Inc. guarantee. Interest on the BW Line of Credit is payable monthly at the Wall Street Journal prime rate. During the year end December 31, 2022 we did not borrow under the BW Line of Credit.

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Liquidity

As of December 31, 2022, we had $27.8 million aggregate principal amount outstanding under the May 19, 2021 Notes and the December 17, 2021 Notes and $5.0 million outstanding under the $8.0 million available line of credit (the “ANS Line of Credit”). As of December 31, 2022, total liquidity was $39.6 million, which was comprised of $3.0 million available under the ANS Line of Credit, $3.0 million available under the BW Line of Credit, and $26.8 million in cash and cash equivalents and $6.8 million of marketable securities. We may also use our capital resources to repurchase shares of our common stock, to pay dividends to our stockholders, and to make acquisitions.

Cash Requirements

As discussed above, as of December 31, 2022, we have $5.0 million outstanding under the ANS Line of Credit and $27.8 million aggregate principal amount outstanding under the May 19, 2021 Notes and the December 17, 2021 Notes. This aggregate balance of $29.2 million, net of $3.6 million unamortized debt discount is reflected as a current liability as the entire balance will become due within the next 12 months. In addition, we also have outstanding commitments under our operating and capital leases in the amount of $4.0 million. Of this amount, approximately $1.9 million of future minimum lease payments will become due within the next 12 months. In connection with our issued and outstanding Series C preferred stock, we anticipate making preferred dividend payments of approximately $1.1 million in the next 12 months.

Cash Flows

The following table summarizes our cash flow activity, as reported within the consolidated statements of cash flows, followed by a discussion of the major drivers impacting operating, investing, and financing cash flows:

	Years Ended December 31,
(in thousands)	2022	2021
Total cash provided by (used in):
Operating activities	$(11,370)	$(2,908)
Investing activities	(2,012)	(24,967)
Financing activities	22,993	34,919
Effect of foreign currency exchange rates on cash and cash equivalents	(126)	(435)
Net increase in cash and cash equivalents	$9,485	$6,609

Cash Flows from Operating Activities

Cash used in operating activities was $11.4 million and $2.9 million for years ended December 2022 and 2021, respectively. Cash used in operating activities increased in 2022 compared to 2021, driven by the use of cash for net working capital in 2022 of $1.7 million compared to cash provided by net working capital of $5.4 million in 2021, and a decrease in net income adjusted for non-cash items of $1.4 million.

Cash Flows from Investing Activities

Cash used in investing activities in 2022 was $2.0 million compared to cash used in investing activities in 2021 of $25 million. The decrease in cash used in investing activities in 2022 was primarily driven by sale of marketable securities, offset by the acquisition of EV Depot compared to the use of cash by investing activities in 2021 mainly driven by the acquisition of ANS and BW, slightly offset by cash acquired in acquisitions.

Cash Flows from Financing Activities

Net cash flows provided by financing activities were $23.0 million and $34.9 million for the years ended December 31, 2022 and 2021, respectively.

During 2022, net cash flows provided by financing activities decreased primarily due to: (i) a reduction in proceeds from the issuance of notes payable of $23.3 million; (ii) a reduction in proceeds from issuance of convertible notes payable of $5.0 million; (iii) an increase in payment of dividends of $1.1 million; and (iv) an increase in payments to redeem Series B preferred stock of $0.7 million.

These reductions in cash flows provided by financing activities were partially offset by: (i) an increase in proceeds from the sale of common stock of $10.0 million; (ii) an increase in proceeds from the sale of preferred stock of $4.2 million; (iii) an increase in proceeds from borrowing on the ANS Line of Credit of $3.0 million; and (iv) an increase in proceeds from the exercise of warrants of $1.1 million.

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Off-Balance Sheet Arrangements

As of December 31, 2022, Charge did not have any off-balance sheet arrangements.

Critical Accounting Estimates

Refer to Note 2 to the “Consolidated Financial Statements” for a summary of our significant accounting policies. Certain of our accounting policies requiring significant management assumptions and judgments are as follows:

Stock-Based Compensation

We use the fair value method of accounting for our stock options and restricted stock units (“RSUs”) granted to measure the cost of services received in exchange for the stock-based awards. The fair value of stock option awards with only service and/or performance conditions is estimated on the grant or offering date using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires inputs such as the risk-free interest rate, expected term and expected volatility. These inputs are subjective and generally require significant judgment. The fair value of RSUs is measured on the grant date based on the closing fair market value of our common stock. The resulting cost is recognized over the period during which service is required to be provided in exchange for the awards, usually the vesting period, which is generally three to five years for stock options and RSUs. Stock-based compensation expense is recognized based on the straight line vesting attribution method.

Revenue Recognition

We recognize revenue when a customer obtains control of promised goods or services. The amount of revenue that is recorded reflects the consideration that we expect to receive in exchange for those goods or services. We apply the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) we satisfy each performance obligation. Our main revenue stream is from services. We recognize as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, our performance obligations are transferred to customers at a point in time, typically upon delivery. A good or service is considered to be transferred when the customer obtains control.

Within Infrastructure, due to the nature of our performance obligations, the estimation of total revenue and cost at completion is complex, subject to many variables and requires significant judgment. Management must make assumptions and estimates regarding labor productivity and availability, the complexity of the work to be performed, the cost and availability of materials, the performance of subcontracts, and the availability and timing of funding from the customer, among other variables. As a significant change in one or more of these estimates could affect the profitability of contracts, we review and update contract-related estimates regularly through a review process in which management reviews the progress and execution of performance obligations and the estimated cost at completion. As part of this process, management reviews information including, but not limited to, any outstanding key contract matter, progress towards completion and the related program schedule and the related changes in estimates of revenues and costs. We recognize adjustments in estimated profit on contracts under the cumulative catch-up method. Under this method, the impact of the adjustment on profit recorded to date is recognized in the period the adjustment is identified. Revenue and profit in future periods of contract performance is recognized using the adjusted estimate. If at any time the estimate of contract profitability indicates an anticipated loss on the contract, we recognize a provision for the entire loss in the period it is identified.

The nature of our contracts gives rise to several types of variable consideration, including claims and unpriced change orders. We recognize revenue for variable consideration when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. We estimate the amount of revenue to be recognized on variable consideration, using the expected value or the most likely amount method, whichever is expected to better predict the amount. Our estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on assessments of legal enforceability, performance, and all information that is reasonably available to us.

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Leases

Our expected lease term includes both contractual lease periods and periods covered by an option to extend the lease if it is reasonably certain that we will exercise an option to extend. In our leases, the discount rate implicit in the lease cannot be readily determined. The incremental borrowing rate is primarily used in determining whether a lease is accounted for as an operating lease or a finance lease.

Goodwill

Goodwill represents the excess of acquisition cost of an acquired business over the fair value of assets acquired and liabilities assumed. Goodwill is not amortized but is tested for impairment at the reporting unit level annually on October 1 of each year or when events or circumstances arise, such as adverse changes in the business climate, that would more likely than not reduce the fair value of the reporting unit below its carrying value. Our methodology for conducting this goodwill impairment testing contains both a qualitative and quantitative assessment. We have the option to initially perform an assessment of qualitative factors in order to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The qualitative factors may include, but are not limited to, economic conditions, industry and market considerations, cost factors, overall financial performance of the reporting unit and other company and reporting unit-specific events. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we then perform the impairment evaluation using a more detailed quantitative assessment. We could also directly perform this quantitative assessment for any reporting unit, bypassing the qualitative assessment. Our methodology for conducting the quantitative goodwill impairment testing is fundamentally based on the measurement of fair value for our reporting units, which inherently entails the use of significant management judgment. For valuation, we use a combination of the income approach (discounted cash flows) and market approach (market multiples) in estimating the fair value of our reporting units. Our key quantitative inputs to test for impairment include projected revenue growth rates ranging between 3% - 42%, terminal value growth rate of 3% and weighted average cost of capital of 15.5%.

Income Taxes

We are subject to taxes in the U.S. Significant judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We make these estimates and judgments about our future taxable income and operating loss carryforwards that are based on assumptions that are consistent with our future plans. As of December 31, 2022, we have recorded a full valuation allowance on our deferred tax assets relating to carryforwards because we expect that it is more likely than not that these deferred tax assets will not be realized. Should the actual amounts differ from our estimates, the amount of our valuation allowance could be materially impacted.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for our company beginning January 1, 2023, and early adoption is permitted. We do not believe the potential impact of the new guidance and related codification improvements will be material to our financial position, results of operations and cash flows.

In August 2020, the FASB issued ASU No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models will result in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 will be effective January 1, 2024, for our company. Early adoption is permitted. Management is currently evaluating the effect of the adoption of ASU 2020-06 on the consolidated financial statements, but currently does not believe ASU 2020-06 will have a significant impact on our company’s accounting as we no longer have convertible debt as of December 31, 2022. We will continue to monitor relevant accounting pronouncements.

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations - Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). ASU 2021-08 improves comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. ASU 2021-08 is effective for the Company beginning January 1, 2023 using a prospective application.

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